Exhibit 11

HOLOBEAM, INC.
Statement re Computation of Per Common Share Earnings
Form 10Q
MARCH 31, 1997



                                               Six Months Ended
                                                   March 31,
                                           1997                 1996

PRIMARY

   Net Income                            $159,567            $153,583

SHARES

   Weighted Average Number of Common
      Shares of Outstanding               312,460             319,378



Earnings Per Share                          $0.51               $0.48




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